Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112
Executive Vice President/Chief Financial Officer

Distribute to:	Virginia State/Local News lines, NY Times, AP, Reuters, S&P, Moody’s, Dow Jones,
Investor Relations Service

April 29, 2010	Traded: NASDAQ	Symbol: UBSH

UNION FIRST MARKET BANKSHARES CORPORATION REPORTS EARNINGS

FOR IMMEDIATE RELEASE (Richmond, Virginia) — Union First Market Bankshares Corporation (the “Company”) (NASDAQ: UBSH - News) reports net income of $1.7 million for the quarter ended March 31, 2010, down slightly from the same quarter a year ago. The decline in net income of $54 thousand from the same quarter a year ago relates primarily to nonrecurring costs associated with the acquisition of First Market Bank partially offset by the earnings contribution from First Market Bank, strong net interest income and increases in mortgage segment revenue. Net income available to common shareholders, which deducts from net income the dividends and discount accretion on preferred stock, was $1.4 million for the current quarter compared to $892 thousand for the same quarter last year. This represented a decrease in earnings per share, on a diluted basis, of $0.01, to $0.06 from $0.07.

The reported net income for the quarter ended March 31, 2010, represented a decline of $1.2 million from the quarter ended December 31, 2009. The decline was largely attributable to increases in acquisition costs, partially offset by increases in net interest income and lower credit costs.

Select highlights:

•

On February 1, 2010, the Company completed the acquisition of First Market Bank and on March 22, 2010 combined the operations with the Company’s largest subsidiary, Union Bank and Trust Company to form Union First Market Bank. The results of First Market Bank are included in first quarter Company earnings for the two months since the acquisition date.

•	Net interest income improved $16.4 million over the same quarter a year ago and $11.6 million over the most recent quarter due largely to increased loan volumes related to the First Market Bank deal.

•

Net interest margin increased to 4.59% from 3.22% a year ago and 3.97% in the most recent quarter due largely to accretion of fair value market adjustments of the acquired loans and deposits of First Market Bank and improvement in the cost of funds.

•	Provision for loan losses declined $743 thousand from the most recent quarter.

•	Mortgage segment net income of $579 thousand increased $87 thousand compared to the most recent quarter and $93 thousand from the prior year’s same quarter.

•

Nonrecurring costs of $6.9 million during the current quarter related to acquisition costs, such as systems conversion, integrating operations, accounting and legal fees and introducing First Market Bank’s former customers to the Company’s products and services.

“Our first quarter was marked by our merger with First Market Bank in February and its consolidation with Union Bank and Trust to form Union First Market Bank in late March,” said G. William Beale, CEO of Union First Market Bankshares Corporation. “The completion of these events marked the culmination of over a year of painstaking work by our teams to combine these two organizations. We are excited about the progress we have made to date and are working to create further operating efficiencies and revenue growth.

The impact of this combination is evident throughout our financial results for the first quarter. The addition of First Market Bank increased the size of our organization, and related revenue and expense, by nearly 50%. Onetime expenses associated with the transaction and the subsequent data processing conversion increased noninterest expense for the quarter. In addition, fair value adjustments impacted our net interest margin and noninterest expenses in the first quarter.

When one looks through the “noise” of the quarter, they will see that net income, excluding the nonrecurring expenses associated with the combination, increased to $6.2 million. Our net interest margin continued to improve as interest rates remained low, allowing higher priced deposits to reprice. Credit costs continue to impact us as the economy begins what we feel will be a protracted recovery. We anticipate credit costs to remain at current levels through much of 2010. Realization of cost savings associated with the merger are in line with the amounts initially projected and began in the first quarter.”

FIRST MARKET BANK COMBINATION

On February 1, 2010, the Company completed its previously announced acquisition of First Market Bank in an all stock transaction. First Market Bank’s common shareholders received 6,273.259 shares of the Company’s common stock in exchange for each share of First Market Bank’s common stock, resulting in the Company issuing 6,701,478 common shares. The preferred shareholder received 775,795 shares of the Company’s common stock in exchange for all shares of the preferred stock. In connection with the transaction the Company issued a total of 7,477,273 common shares with an acquisition date fair value of $96.1 million.

The transaction has been accounted for using the acquisition method of accounting and, accordingly, assets acquired, liabilities assumed and consideration exchanged were recorded at estimated fair values on the acquisition date. Assets acquired totaled $1.4 billion, including $981.5 million in net loans and $218.7 million in investment securities. Liabilities assumed were $1.3 billion, including $1.2 billion of deposits. In connection with the acquisition the Company recorded $1.1 million of goodwill and $26.4 million of core deposit intangible. The core deposit intangible is being amortized over an average of 4.3 years using an accelerated method. In addition, the Company recorded $1.2 million related to a trademark intangible. This is being amortized over a three year time period.

In many cases, determining the estimated fair value of the acquired assets and assumed liabilities required the Company to estimate cash flows expected to result from those assets and liabilities and to discount those cash flows at appropriate rates of interest. The most significant of these determinations related to the fair valuation of acquired loans. For such loans, the excess of cash flows expected at acquisition over the estimated fair value is recognized as interest income over the remaining lives of the loans. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition reflects the impact of estimated credit losses and other factors, such as prepayments. In accordance with U. S. generally accepted accounting principles (“GAAP”), there was no carry over of First Market Bank’s previously established allowance for loan losses. Subsequent decreases in the expected cash flows will require the Company to evaluate the need for additions to the Company’s allowance for credit losses. Subsequent improvements in expected cash flows will result in the recognition of additional interest income over the then remaining lives of the loans.

The estimated fair value of liabilities assumed was based on the discounted value of contractual cash flows and compared to other securities with similar characteristics and remaining maturities. Specifically, First Market

Bank’s Federal Home Loan Bank of Atlanta (“FHLB”) advances, subordinated debt and certificates of deposit were assumed at a net premium. This premium will have a favorable impact on the Company’s net interest expense over the next 7 quarters as the premium reduces interest expense based on an accelerated method.

During the first quarter, the Company continued to incur costs related to the acquisition of First Market Bank. Such costs include legal and accounting fees, lease and contract termination expenses, system conversion, integrating operations, and employee severances, which have been expensed as incurred. Current quarter acquisition costs were $6.9 million. Total inception to date costs incurred as of March 31, 2010 were $8.4 million. Total acquisition costs were initially estimated to be approximately $10.8 million and are not expected to exceed that level.

As a supplement to GAAP, the Company also reports certain alternate financial metrics relative to its operating performance. Diluted earnings per share on a cash basis for the quarter ended March 31, 2010 were $0.12 as compared to $0.15 for the same quarter a year ago and $0.17 for the quarter ended December 31, 2009. Additionally, cash basis return on average tangible common equity for the quarter ended March 31, 2010 was 3.82% as compared to 5.42% in the prior year’s same quarter and 5.71% for the quarter ended December 31, 2009.

NET INTEREST INCOME

During the first quarter of 2010, the Federal Open Market Committee maintained the target range for the Federal funds rate at 0% to 0.25% and continued its posture to hold the Federal funds rate exceptionally low for an extended period.

On a linked quarter basis, tax-equivalent net interest income increased $11.6 million, or 49.2%, to $35.1 million due principally to increased interest-earning asset volumes related to the acquisition of First Market Bank, the accretion of fair value adjustments from acquisition accounting and declines in costs of interest-bearing liabilities. The tax-equivalent net interest margin increased 62 basis points to 4.59% from 3.97% in the prior quarter. The net interest margin increase was principally attributable to the accretion of fair value market adjustments of acquired loans and deposits and decreases in the cost of interest-bearing liabilities. Average interest-earning assets and related interest income increased $754.9 million and $10.5 million, respectively. Average interest-bearing liabilities increased $683.1 million with related interest expense declining $1.0 million. Costs of interest-bearing liabilities declined 66 basis points to 1.42% while yields on interest-earning assets increased 9 basis points to 5.78%. Improvements in the cost of funds were principally a result of accretion of fair value adjustments from acquisition accounting, declining costs on certificates of deposit (higher rate certificates of deposit matured and repriced at lower rates) and lower costs related to FHLB borrowings.

For the three months ended March 31, 2010, net interest income, on a tax-equivalent basis, increased $16.5 million, or 88.4%, to $35.1 million compared to the same period last year. This increase was principally attributable to increased interest-earning asset volumes related to the acquisition of First Market Bank as well as declines in costs of interest-bearing liabilities and lower deposit costs and lower wholesale funding volumes. The tax-equivalent net interest margin increased 137 basis points to 4.59% from 3.22% in the prior year. Average interest-earning assets and related interest income increased $761.4 million and $12.0 million, respectively. Average interest-bearing liabilities increased $621.8 million with related interest expense declining $4.5 million. Costs of interest-bearing liabilities declined 135 basis points to 1.42% while yields on interest-earning assets increased 19 basis points to 5.78%. Improvements in the cost of funds were principally a result of fair value adjustments from acquisition accounting, declining costs on certificates of deposit (higher rate certificates of deposit matured and repriced at lower rates) and lower costs related to FHLB borrowings.

During the current quarter the impact of acquisition accounting fair value accretion was $2.7 million. If not for this impact the net interest margin would have been 4.23% and represents an increase of 26 basis points from December 31, 2009 and a 101 basis point increase from the three months ended March 31, 2009.

Total net loans and investment securities acquired were recorded at their estimated fair values of $981.5 million and $218.7 million, respectively. Total noninterest and interest-bearing liabilities assumed were $171.1 million and $1.0 billion, respectively. Borrowings assumed were $75.8 million of which $61.4 million and $14.4 million consisted of FHLB advances and subordinated debt, respectively. Following the acquisition the Company reduced wholesale funding by approximately $159 million through the sale of $103 million in acquired investment securities and excess cash balances.

The acquired loan and investment security portfolios were marked-to-market with a fair value discount to market rates. The performing loan and investment security accretion of the discount was $1.4 million and $92 thousand, respectively, for the quarter ended March 31, 2010. The accretion is recognized into interest income over the estimated remaining life of the loans and investment securities under an accelerated method. The Company also assumed FHLB borrowings, subordinated debt and certificates of deposit. The estimated fair value of these liabilities was also marked-to-market on acquisition date. FHLB borrowings were purchased at a premium to market rates and $408 thousand recorded as a reduction in interest expense since acquisition. Subordinated debt was purchased at a discount to market rates and $82 thousand recorded as an increase to interest expense since acquisition. Certificates of deposit were purchased at a premium to market rates and $901 thousand recorded as a reduction in interest expense since acquisition. The related discount (or premium) to market is recorded as an increase (or decrease) to interest expense over the estimated lives of the liabilities.

ASSET QUALITY/LOAN LOSS PROVISION

During the current quarter the Company continued to experience some deterioration in asset quality. While economic indicators suggest the recession has technically ended, there could be additional softening in asset quality in the near-term, with the magnitude depending upon the lagging impact on commercial real estate, residential acquisition and development loans, unemployment and the pace at which the local economy recovers. The risk and performance of the Company’s loan portfolio are reflective of the relatively stable markets in which it operates. The Company sees indications that the housing markets in Virginia are improving; however, the commercial real estate, residential acquisition and development markets may weaken further as pressure from the impact of the unemployment rate negatively affect both consumer spending and occupancy needs by employers. The Company’s loan portfolio has a significant concentration in real estate loans. Residential acquisition and development lending and builder/construction lending have been scaled back as housing activity across the Company’s markets declined. While this softening negatively impacts delinquency and nonperforming asset levels, the collateralized nature of real estate loans serves to better protect the Company from loss.

Asset quality remains a primary concern of the Company. Necessary resources continue to be devoted to the ongoing review of the loan portfolio and the workouts of problem assets to minimize any losses to the Company. Management will continue to monitor delinquencies, risk rating changes, charge-offs, market trends and other indicators of risk in the Company’s portfolio, particularly those tied to residential and commercial real estate, and adjust the allowance for loan losses accordingly.

The Company acquired the $1.0 billion loan portfolio of First Market Bank at a fair value discount of $30.0 million (discount represents expected credit losses, comparison to market rates and liquidity adjustments). The performing loan portfolio fair value estimate was $959.9 million and the impaired loan portfolio fair value estimate was $18.4 million.

Loans obtained in connection with the First Market Bank acquisition have been accounted for in accordance with Accounting Standards Codification (“ASC”) 805 Business Combinations and/or ASC 310-30 Loans and Debt

Securities Acquired with Deteriorated Credit Quality (“ASC 310-30”) if the loan experienced deterioration of credit quality at the time of acquisition. Both require that acquired loans be recorded at fair value and prohibit the carry over of the related allowance for credit losses. Determining the fair value of the acquired loans required estimating cash flows expected to be collected on the loans. Because ASC 310-30 loans (i.e. impaired loans) have been recorded at fair value, such loans are not classified as nonaccrual even though some payments may be contractually past due.

At March 31, 2010, nonperforming assets totaled $68.9 million, an increase of $24.0 million compared to December 31, 2009 and an increase of $29.7 million compared to the same period a year ago. The increase compared to the most recent quarter principally related to increases in nonaccrual loans of $21.4 million. The increase in nonaccrual loans was principally related to residential real estate, land and commercial real estate loans. At March 31, 2010 the coverage ratio of the allowance for loan losses to nonperforming loans was 77.7%, down from 89.3% a year earlier.

Nonperforming assets at March 31, 2010 included $43.8 million in nonperforming loans. This total includes residential real estate loans of $21.4 million, commercial real estate loans of $8.6 million, land loans of $7.7 million, commercial and industrial loans of $3.5 million, land development loans of $1.6 million and other loans totaling $976 thousand. Historically, and particularly in the current economic environment, the Company seeks to work with its customers on loan collection matters while taking appropriate actions to improve the Company’s position and minimize any losses. These loans are closely monitored and evaluated for collection with appropriate loss reserves established whenever necessary. The Company has in place a special assets loan committee, which includes the Company’s CEO, Chief Credit Officer and other senior lenders and credit officers that address significant potential problem loans and develop action plans related to such assets.

Additionally, nonperforming assets also include $25.1 million in other real estate owned. This total includes land development of $11.3 million, residential real estate of $6.3 million, land of $5.2 million, commercial real estate of $1.3 million and land held for development of bank branch sites of $1.0 million. Included in land development is $8.7 million related to a residential community in the Northern Neck region of Virginia which includes developed residential lots, a golf course and undeveloped land. Foreclosed properties have been adjusted to their fair values at the time of foreclosure and any losses have been taken as loan charge-offs against the allowance for loan losses. Other real estate owned asset valuations are also evaluated at least quarterly and any necessary write down to fair value is recorded as impairment.

For the quarter ended March 31, 2010, net charge-offs were $1.5 million, or 0.21% of loans on an annualized basis, compared to $8.2 million, or 1.73%, for the quarter ended December 31, 2009 and $922 thousand, or 0.20%, in the same quarter last year. Net charge-offs in the current quarter included consumer loans of $719 thousand, real estate loans of $499 thousand and commercial loans of $253 thousand. At March 31, 2010, total past due loans were $54.2 million, or 1.90%, of total loans, a slight decline from 1.93% a year ago, and up from 1.56% at December 31, 2009.

The provision for loan losses for the quarter ended March 31, 2010 was $5.0 million, a decline of $743 thousand from the most recent quarter and an increase of $1.9 million from the same quarter a year ago. The current levels of the allowance for loan losses reflect specific reserves related to nonperforming loans, changes in risk ratings on loans, net charge-off activity, loan growth, delinquency trends and other credit risk factors that the Company considers in assessing the adequacy of the allowance for loan losses. As noted above, in acquisition accounting there was no carry over of First Market Bank’s previously established allowance for loan losses. The allowance for loan losses as a percentage of the total loan portfolio, including net loans at fair value from the First Market Bank acquisition, was 1.19% at March 31, 2010, 1.63% at December 31, 2009 and 1.48% at March 31, 2009. The reduction in the allowance for loan losses as a percentage of loans is related to the elimination of First Market Bank’s allowance for loan losses. The allowance for loan losses as a percentage of the total loan portfolio, excluding acquired loans, was 1.82% at March 31, 2010.

Approximately $951.4 million, or 33.4%, of the Company’s loan portfolio is comprised of amortizing commercial real estate loans, of which approximately 44% is owner-occupied real estate and which typically carries a lower risk of loss. While there continue to be industry concerns over possible softening in the commercial real estate sector, the Company’s portfolio is not highly speculative or concentrated in large credits. In addition, $500.9 million of the loan portfolio is concentrated in real estate construction loans, including raw land, land development, residential lots, speculative and presold residential construction and commercial construction loans (both owner-occupied and non-owner occupied). Of this amount, $232.6 million, or 46.4%, represents land and lot loans; $119.7 million, or 23.9%, represents land development loans; $79.6 million, or 15.9%, represents speculative and presold residential construction loans and $69.0 million, or 13.8%, is commercial construction. The Company’s real estate lending is conducted within its operating footprint in markets it understands and monitors.

NONINTEREST INCOME

For the three months ended March 31, 2010, noninterest income increased $2.4 million, or 32.8%, to $9.7 million from $7.3 million in the same period in 2009 and included the contribution of First Market Bank. Gains on sales of loans in the mortgage segment increased $1.0 million and related to strong loan margins, particularly from originations in new mortgage offices. Other service charges and fees increased $866 thousand, primarily related to higher debit card income, higher brokerage commissions, ATM and letter of credit fees. Account service charges increased $175 thousand, related to higher overdraft and returned check charges, and fees on commercial and savings accounts. Other income increases related to trust revenue of $220 thousand. Gains on sales of other real estate owned increased $58 thousand and gains on sales of investment securities increased $18 thousand. Excluding the contribution of the mortgage segment, noninterest income increased $1.4 million, or 35.3%.

On a linked quarter basis, noninterest income increased $1.3 million, or 15.3%, to $9.7 million from $8.4 million at December 31, 2009 and included the contribution of First Market Bank. Other service charges and fees increased $704 thousand, primarily related to higher debit card income of $512 thousand, higher ATM charges of $92 thousand and higher letter of credit fees of $58 thousand. Gains on sales of loans in the mortgage segment increased $233 thousand. Other income increases related to trust revenue of $214 thousand. Account service charges increased $135 thousand, primarily related to higher overdraft and returned check charges and commercial account fees. Gains on sales of other real estate owned increased $52 thousand. Partially offsetting these increases was a decrease of $114 thousand related to losses on sales of investment securities. Excluding the contribution of the mortgage segment, noninterest income increased $1.1 million, or 25.7%.

NONINTEREST EXPENSE

For the three months ended March 31, 2010, noninterest expense increased $16.9 million, or 84.7%, to $36.8 million from $19.9 million compared to the first quarter of 2009 and included the contribution of First Market Bank. Other operating expenses increased $11.1 million. Included in other operating expenses were costs associated with the acquisition of First Market Bank of $6.9 million and $278 thousand during the quarters ended March 31, 2010 and 2009, respectively. Other costs contributing to the increase were higher core deposit amortization related to acquired deposits of $973 thousand, higher marketing and advertising expenses of $959 thousand primarily related to brand awareness campaigns and higher FDIC assessments of $603 thousand. In addition, expenses to maintain the Company’s portfolio of other real estate owned increased $457 thousand and legal and professional fees increased $258 thousand related to continuing problem loan work outs. Salaries and benefits also increased $4.7 million and primarily related to the addition of First Market Bank employees and related salaries and benefit costs of $3.3 million, higher profit sharing expense of $627 thousand, higher mortgage segment commissions of $506 thousand and higher awards and incentives of $152 thousand. Occupancy expenses increased $838 thousand and primarily related to additional rental expense and operations of acquired branches. Furniture and equipment expense increased $193 thousand due to higher depreciation and amortization expense related to acquired fixed assets and additional expense for equipment service contracts. Excluding mortgage segment operations and acquisition related expenses in 2010 and 2009, noninterest expense increased approximately $9.4 million, or 56.2%.

On a linked quarter basis, noninterest expense increased $14.9 million, or 68.0%, to $36.8 million from $21.9 million for the three months ended March 31, 2010 and included the contribution of First Market Bank. Other operating expense increased $9.2 million. Of this increase, costs related to the acquisition of First Market Bank increased $6.3 million to $6.9 million in the first quarter compared to $554 thousand in the prior quarter. Other operating expenses also included higher core deposit amortization related to acquired deposits of $973 thousand and higher marketing and advertising fees of $815 thousand primarily related to brand awareness campaigns. Additionally, other increases related to higher data processing fees of $609 thousand, higher communication and printing costs of $372 thousand and higher FDIC insurance expense of $358 thousand. These increases in expense were partially offset by lower professional service fees of $461 thousand, which related to a fourth quarter 2009 accelerated contract payment and lower acquisition-related legal fees in the current quarter. Salaries and benefits also increased $4.5 million, primarily related to the acquisition and related salaries and benefit costs of $3.6 million, higher profit sharing expense of $530 thousand, and higher incentive compensation costs of $381 thousand. Occupancy costs increased $896 thousand, primarily related to additional rental expense and operations of acquired branches. Furniture and equipment expenses increased $280 thousand due to higher depreciation and amortization expense related to acquired fixed assets and additional expense for equipment service contracts. Excluding mortgage segment operations and acquisition related expenses in 2010 and 2009 as well as the accelerated contract payment in the fourth quarter of 2009, noninterest expense increased approximately $9.0 million or 53.0%, on a linked quarter basis, principally related to the addition of First Market Bank.

BALANCE SHEET

At March 31, 2010, total assets increased to $3.85 billion from $2.59 billion and $2.60 billion at December 31, 2009 and March 31, 2009, respectively, driven principally by the acquisition of First Market Bank on February 1, 2010. Net loans increased $976.7 million, or 53.1%, from March 31, 2009. On a linked quarter basis, net loans increased $972.4 million from December 31. 2009. Both of these period increases were principally the result of the acquired loan portfolio of First Market Bank, which totaled $981.5 million. The Company’s mortgage segment increased loans held for sale by $16.6 million from March 31, 2009, but decreased $3.6 million from December 31, 2009. As of March 31, 2010, total cash and cash equivalents were $130.5 million, a decrease of $33.5 million from $164.0 million at March 31, 2009. Total cash and equivalents at March 31, 2009, included additional liquidity from an FHLB advance plus a portion of the funds related to proceeds from the issuance of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, under the U. S. Treasury Capital Purchase Program (which was redeemed in 2009). Additionally, during the first quarter of 2010 cash and investment securities were utilized to reduce reliance on wholesale funding by approximately $159 million. Total cash and equivalents increased, net of the previously mentioned debt reduction, $84.6 million from December 31, 2009. Total deposits increased $1.1 billion, or 54.1%, from a year ago, principally related to the acquired deposits of First Market Bank, which totaled $1.2 billion.

Total borrowings, including repurchase agreements, increased $18.6 million to $334.1 million at March 31, 2010 from the same period a year ago. The Company’s equity to assets ratio was 10.77% and 10.57% at March 31, 2010 and 2009, respectively. The Company’s tangible common equity to assets ratio was 7.70% and 6.04% at March 31, 2010 and 2009, respectively.

Management remains focused on maintaining strong levels of liquidity and capital during this challenging environment and believes its sound risk management practices in underwriting and lending will enable the Company to weather successfully this period of economic uncertainty.

SEGMENT INFORMATION

Mortgage Segment

On a linked quarter basis, the mortgage segment net income for the first quarter increased $87 thousand, or 17.53%, to $579 thousand from $492 thousand in the fourth quarter of 2009. Originations decreased $36.9 million from $185.1 million to $148.2 million, or 19.9%, from the most recent quarter. Despite the decline in originations, gains on the sales of loans increased $233 thousand, or 5.46%. Gains on the sale of loans were driven by the addition of new branches originating loans at favorable margins, adjustments to loan fee and pricing policies and volume related revenue incentives. Loan originations decreased due to sluggish real estate activity and as a result of abnormally adverse weather conditions in core segment market areas. Salary and benefit expenses decreased $53 thousand primarily related to lower commission and equity-based compensation expenses, partially offset by higher salaries and other personnel expenses. Occupancy expenses increased $23 thousand and furniture and equipment expenses increased $4 thousand. Other operating expenses increased $11 thousand.

For the three months ended March 31, 2010, the mortgage segment net income for the first quarter increased $93 thousand, to $579 thousand, from $486 thousand for the same quarter in 2009. Originations decreased $7.4 million from $155.6 million to $148.2 million, or 4.7%, during the same period last year, yet gains on the sale of loans increased $1.0 million, or 30.26%. Gains on the sale of loans were driven by the addition of new branches originating loans at favorable margins, adjustments to loan fee and pricing policies and volume related revenue incentives. Noninterest expenses increased $912 thousand. Salaries and benefits increased $742 thousand primarily related to commission expenses on higher loan revenue and salaries and benefit expenses related to additional branch office personnel. Other operating expenses increased $134 thousand principally due to increased underwriting fees related to loan origination volume and higher operating expenses including communications and office supplies for additional branch offices. Occupancy expenses increased $9 thousand principally due to rental expenses of new branch locations. Furniture and equipment expense increased $27 thousand, which included costs related to higher depreciation and equipment maintenance contracts.

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ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Union First Market Bankshares Corporation is the largest community banking organization based in Virginia, providing full service banking to the Northern, Central, Rappahannock, Tidewater and Northern Neck regions of Virginia through its bank subsidiaries, Union First Market Bank (77 locations in the counties of Albemarle, Caroline, Chesterfield, Fairfax, Fluvanna, Hanover, Henrico, James City, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland, York, and the cities of Richmond, Fredericksburg, Williamsburg, Newport News, Grafton, Charlottesville, Colonial Heights, and Roanoke); Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster); and Rappahannock National Bank (6 locations in Washington, Front Royal, Middleburg, and Warrenton). Union Investment Services, Inc. provides full brokerage services; Union Mortgage Group, Inc. provides a full line of mortgage products; and Union Insurance Group, LLC offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

On February 1, 2010, the Company completed its previously announced acquisition of First Market Bank, FSB. On March 22, 2010, the Company’s two largest bank subsidiaries, Union Bank and Trust Company and First Market Bank, were combined to form Union First Market Bank.

Additional information is available on the Company’s website at www.ubsh.com. The shares of the Company are traded on the NASDAQ Global Select Market under the symbol “UBSH.”

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate” or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, and consumer spending and savings habits. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(in thousands, except share data)

	Three Months Ended
	03/31/10	03/31/09	12/31/09
Results of Operations
Interest and dividend income	$43,318	$31,364	$32,744
Interest expense	9,158	13,650	10,163

Net interest income	34,160	17,714	22,581
Provision for loan losses	5,001	3,130	5,744

Net interest income after provision for loan losses	29,159	14,584	16,837
Noninterest income	9,739	7,333	8,445
Noninterest expenses	36,800	19,927	21,904

Income before income taxes	2,098	1,990	3,378
Income tax expense	399	237	529

Net income	$1,699	$1,753	$2,849

Interest earned on loans (FTE)	$38,597	$27,688	$28,855
Interest earned on securities (FTE)	5,639	4,536	4,821
Interest earned on earning assets (FTE)	44,256	32,278	33,688
Net interest income (FTE)	35,097	18,628	23,525
Interest expense on certificates of deposit	5,422	8,434	6,802
Interest expense on interest-bearing deposits	7,264	11,105	8,229
Core deposit intangible amortization	1,454	481	481
Net income - community bank segment	$1,120	$1,267	$2,358
Net income - mortgage segment	579	486	492
Key Ratios
Return on average assets (ROA)	0.20%	0.28%	0.44%
Return on average equity (ROE)	1.77%	2.57%	3.61%
Efficiency ratio	83.83%	79.56%	70.60%
Efficiency ratio - community bank segment	84.33%	79.56%	68.33%
Net interest margin (FTE)	4.59%	3.22%	3.97%
Yields on earning assets (FTE)	5.78%	5.59%	5.69%
Cost of interest-bearing liabilities (FTE)	1.42%	2.77%	2.08%
Noninterest expense less noninterest income / average assets	3.19%	1.99%	2.08%
Per Share Data
Earnings per common share, basic	$0.06	$0.07	$—
Earnings per common share, diluted	0.06	0.07	—
Cash dividends paid per common share	0.06	0.12	0.06
Market value per share	15.10	13.85	12.39
Book value per common share	14.70	16.08	15.34
Tangible common book value per common share	11.17	11.25	11.85
Price to earnings ratio, diluted	62.05	48.79	NM
Price to book value per common share ratio	1.03	0.86	0.81
Price to tangible common share ratio	1.35	1.23	1.05
Weighted average common shares outstanding, basic	23,197,145	13,562,785	18,327,987
Weighted average common shares outstanding, diluted	23,235,498	13,602,327	18,369,746
Common shares outstanding at end of period	25,928,956	13,595,004	18,419,567
Financial Condition
Assets	$3,849,699	$2,602,033	$2,587,272
Loans, net of unearned income	2,850,166	1,867,172	1,874,224
Earning Assets	3,505,679	2,375,864	2,336,281
Goodwill	57,567	56,474	56,474
Core deposit intangibles, net	32,636	9,133	7,690
Deposits	3,072,015	1,993,006	1,916,364
Stockholders’ equity	414,801	274,912	282,088
Tangible common equity	289,222	153,098	217,924

Select Assets and Liabilities Acquired at Fair Value	First Market Bank 02/01/10
Investment Securities		$218,675
Net loans and leases		981,541
Premises and Equipment		15,810
Deposits		1,208,323
Borrowings		75,789

	Three Months Ended
	03/31/10	03/31/09	12/31/09
Averages
Assets	$3,440,413	$2,565,918	$2,568,743
Loans, net of unearned income	2,515,652	1,869,759	1,880,505
Loans held for sale	44,607	38,698	47,354
Securities	498,096	336,716	402,033
Earning assets	3,103,964	2,342,570	2,349,085
Deposits	2,659,353	1,948,300	1,942,940
Certificates of deposit	1,172,423	986,473	904,549
Interest-bearing deposits	2,257,382	1,680,320	1,645,685
Borrowings	364,433	319,648	292,984
Interest-bearing liabilities	2,621,815	1,999,968	1,938,669
Stockholders’ equity	389,726	276,551	313,369
Tangible common equity	285,049	154,565	219,511
Asset Quality
Allowance for Loan Losses
Beginning balance of allowance for loan losses	$30,484	$25,496	$32,930
Add: Recoveries	1,042	66	126
Less: Charge-offs	2,513	988	8,316
Add: Provision for loan losses	5,001	3,130	5,744

Ending balance of allowance for loan losses	$34,014	$27,704	$30,484

Allowance for loan losses / total outstanding loans	1.19%	1.48%	1.63%
Allowance for loan losses / total outstanding loans, net of acquired	1.82%	—	—
Nonperforming Assets
Nonaccrual loans	$43,800	$31,039	$22,348
Other real estate and foreclosed properties	25,082	8,145	22,509

Total nonperforming assets	68,882	39,184	44,857
Loans > 90 days and still accruing	8,985	7,690	7,296

Total nonperforming assets and loans > 90 days and still accruing	$77,867	$46,874	$52,153

Nonperforming assets / total outstanding loans	2.42%	2.10%	2.39%
Nonperforming assets / total assets	1.79%	1.51%	1.73%
Allowance for loan losses / nonperforming loans	77.66%	89.26%	136.41%
Allowance for loan losses / nonperforming assets	49.38%	70.70%	67.96%
Other Data
Mortgage loan originations	$148,195	$155,552	$185,088
% of originations that are refinances	39.08%	68.70%	36.80%
End of period full-time employees	970	672	662
Number of full-service branches	92	58	56
Number of community banks (subsidiaries)	3	3	3
Number of full automatic transaction machines (ATM’s)	171	148	126
Alternative Performance Measures
Cash basis earnings[1]
Net income	$1,699	$1,753	$2,849
Plus: Core deposit intangible amortization, net of tax	945	313	313
Plus: Trademark intangible amortization, net of tax	44	—	—

Cash basis operating earnings	$2,688	$2,066	$3,162

Average assets	$3,440,413	$2,565,918	$2,568,743
Less: Average trademark intangible	786	—	—
Less: Average goodwill	56,740	56,474	56,474
Less: Average core deposit intangibles	24,736	9,362	7,921

Average tangible assets	$3,358,151	$2,500,082	$2,504,349

Average equity	$389,726	$276,551	$313,369
Less: Average trademark intangible	786	—	—
Less: Average goodwill	56,740	56,474	56,474
Less: Average core deposit intangibles	24,736	9,362	7,921
Less: Average preferred equity	22,416	56,150	29,463

Average tangible common equity	$285,049	$154,565	$219,511

Cash basis earnings per share, diluted	$0.12	$0.15	$0.17
Cash basis return on average tangible assets	0.32%	0.34%	0.50%
Cash basis return on average tangible common equity	3.82%	5.42%	5.71%

(1)	As a supplement to accounting principles generally accepted in the United States (“GAAP”), management also reviews operating performance based on its “cash basis earnings” to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company. These non-GAAP disclosures should not, however, be viewed in direct comparison with non-GAAP measures of other companies.

NM: not meaningful

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts)

	March 31, 2010	December 31, 2009	March 31, 2009
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$54,984	$38,725	$37,515
Interest-bearing deposits in other banks	62,918	4,106	123,422
Money market investments	126	127	129
Other interest-bearing deposits	2,598	2,598	2,598
Federal funds sold	9,887	355	305

Total cash and cash equivalents	130,513	45,911	163,969

Securities available for sale, at fair value	529,351	400,591	348,235

Loans held for sale	50,633	54,280	34,003

Loans, net of unearned income	2,850,166	1,874,224	1,867,172
Less allowance for loan losses	34,014	30,484	27,704

Net loans	2,816,152	1,843,740	1,839,468

Bank premises and equipment, net	92,566	78,722	79,138
Other real estate owned	25,082	22,509	8,145
Core deposit intangibles, net	32,636	7,690	9,133
Goodwill	57,567	56,474	56,474
Other assets	115,199	77,355	63,468

Total assets	$3,849,699	$2,587,272	$2,602,033

LIABILITIES
Noninterest-bearing demand deposits	$488,426	$294,222	$292,636
Interest-bearing deposits:
NOW accounts	357,762	215,327	200,941
Money market accounts	720,074	446,980	436,892
Savings accounts	150,753	102,852	99,126
Time deposits of $100,000 and over	597,768	407,894	477,527
Other time deposits	757,232	449,089	485,884

Total interest-bearing deposits	2,583,589	1,622,142	1,700,370

Total deposits	3,072,015	1,916,364	1,993,006

Securities sold under agreements to repurchase	73,307	50,550	50,205
Other short-term borrowings	45,000	115,201	65,000
Trust preferred capital notes	60,310	60,310	60,310
Long-term borrowings	155,462	140,000	140,000
Other liabilities	28,804	22,759	18,600

Total liabilities	3,434,898	2,305,184	2,327,121

Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, $10.00 par value, $1,000 liquidation value, shares authorized 35,595; issued and outstanding; none at December 31, 2009 and 59,000 shares at March 31, 2009	35,595	—	58,874
Common stock, $1.33 par value, shares authorized 36,000,000; issued and outstanding, 25,928,956 shares, 18,419,567 shares, and 13,595,004 shares, respectively	34,440	24,462	18,094
Surplus	184,481	98,136	43,590
Retained earnings	155,067	155,047	154,672
Warrant	—	—	2,808
Discount on preferred stock	(1,352)	—	(2,667)
Accumulated other comprehensive income (loss)	6,570	4,443	(459)

Total stockholders’ equity	414,801	282,088	274,912

Total liabilities and stockholders’ equity	$3,849,699	$2,587,272	$2,602,033

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31
	2010	2009
Interest and dividend income:
Interest and fees on loans	$38,394	$27,509
Interest on Federal funds sold	12	—
Interest on deposits in other banks	8	54
Interest and dividends on securities:
Taxable	3,539	2,436
Nontaxable	1,365	1,365

Total interest and dividend income	43,318	31,364

Interest expense:
Interest on deposits	7,263	11,105
Interest on Federal funds purchased	14	—
Interest on short-term borrowings	598	631
Interest on long-term borrowings	1,283	1,914

Total interest expense	9,158	13,650

Net interest income	34,160	17,714
Provision for loan losses	5,001	3,130

Net interest income after provision for loan losses	29,159	14,584

Noninterest income:
Service charges on deposit accounts	2,171	1,996
Other service charges, commissions and fees	2,315	1,419
Gains on securities transactions, net	19	1
Gains on sales of loans	4,491	3,452
Gains (losses) on sales of other real estate and bank premises, net	39	(19)
Other operating income	704	484

Total noninterest income	9,739	7,333

Noninterest expenses:
Salaries and benefits	15,415	10,675
Occupancy expenses	2,635	1,797
Furniture and equipment expenses	1,402	1,209
Other operating expenses	17,348	6,246

Total noninterest expenses	36,800	19,927

Income before income taxes	2,098	1,990
Income tax expense	399	237

Net income	$1,699	$1,753
Dividends paid and accumulated on preferred stock	303	738
Accretion of discount on preferred stock	51	123

Net income available to common shareholders	$1,345	$892

Earnings per common share, basic	$0.06	$0.07

Earnings per common share, diluted	$0.06	$0.07

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For The Three Months March 31,
	2010			2009			2008
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$378,494	$3,539	3.79%	$219,977	$2,436	4.49%	$176,736	$2,289	5.21%
Tax-exempt	119,602	2,100	7.12%	116,739	2,100	7.29%	107,018	1,931	7.26%

Total securities (2)	498,096	5,639	4.59%	336,716	4,536	5.46%	283,754	4,220	5.98%
Loans, net (3) (4)	2,515,652	38,151	6.15%	1,869,759	27,257	5.91%	1,768,829	31,113	7.07%
Loans held for sale	44,607	446	4.05%	38,698	431	4.52%	23,613	276	4.71%
Federal funds sold	28,205	12	0.17%	471	—	0.14%	2,944	28	3.82%
Money market investments	112	—	0.00%	93	—	0.00%	235	1	1.03%
Interest-bearing deposits in other banks	14,694	8	0.22%	94,235	54	0.23%	1,084	8	3.01%
Other interest-bearing deposits	2,598	—	0.00%	2,598	—	0.00%	2,598	25	3.83%

Total earning assets	3,103,964	44,256	5.78%	2,342,570	32,278	5.59%	2,083,057	35,671	6.89%

Allowance for loan losses	(31,579)			(26,144)			(19,613)
Total non-earning assets	368,028			249,492			248,260

Total assets	$3,440,413			$2,565,918			$2,311,704

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$303,824	177	0.24%	$198,120	81	0.17%	$218,252	374	0.69%
Money market savings	634,090	1,476	0.94%	400,157	2,489	2.52%	168,030	926	2.22%
Regular savings	147,045	189	0.52%	95,570	101	0.43%	100,742	168	0.67%
Certificates of deposit: (5)
$100,000 and over	583,442	2,854	1.98%	469,667	4,052	3.50%	450,124	5,072	4.53%
Under $100,000	588,981	2,568	1.77%	516,806	4,382	3.44%	481,044	5,195	4.34%

Total interest-bearing deposits	2,257,382	7,264	1.30%	1,680,320	11,105	2.68%	1,418,192	11,735	3.33%
Other borrowings (6)	364,433	1,895	2.11%	319,648	2,545	3.23%	390,484	4,011	4.13%

Total interest-bearing liabilities	2,621,815	9,159	1.42%	1,999,968	13,650	2.77%	1,808,676	15,746	3.50%

Noninterest-bearing liabilities:
Demand deposits	401,971			267,980			266,841
Other liabilities	26,901			21,419			21,737

Total liabilities	3,050,687			2,289,367			2,097,254
Stockholders’ equity	389,726			276,551			214,450

Total liabilities and stockholders’ equity	$3,440,413			$2,565,918			$2,311,704

Net interest income		$35,097			$18,628			$19,925

Interest rate spread (7)			4.36%			2.82%			3.39%
Interest expense as a percent of average earning assets			1.20%			2.36%			3.04%
Net interest margin			4.59%			3.22%			3.85%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.

(2)	Interest income on securities includes $93 thousand in accretion of the fair market value adjustments related to the recent merger. Remaining estimated accretion for 2010 is $418 thousand.

(3)	Nonaccrual loans are included in average loans outstanding.

(4)	Interest income on loans includes $1.4 million in accretion of the fair market value adjustments related to the recent merger. Remaining estimated accretion for 2010 is $5.8 million.

(5)	Interest expense on certificates of deposits includes $901 thousand in accretion of the fair market value adjustments related to the recent merger. Remaining estimated accretion for 2010 is $2.3 million.

(6)	Interest expense on borrowings includes $327 thousand in accretion of the fair market value adjustments related to the recent merger. Remaining estimated accretion for 2010 is $571 thousand.

(7)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.